Exhibit 10.2

CONSULTING AGREEMENT

This AGREEMENT is made effective as of the 1st day of January, 2015 by and between ALLEGHENY TECHNOLOGIES INCORPORATED (“ATI”), a Delaware corporation, having its principal offices at 1000 Six PPG Place, Pittsburgh, PA 15222, and TERRY L. DUNLAP (“CONSULTANT”), an individual residing at [ADDRESS OMITTED].

WHEREAS, ATI is a manufacturer of specialty metals and materials and has developed and possesses certain business plans and strategies and certain information, data, and experience, relating to the manufacture and sale of such products and which information, data, and experience (“INFORMATION” - as further defined below) are confidential, proprietary, and a valuable commercial asset to ATI; and

WHEREAS, CONSULTANT will retire with the consent of ATI from his position as Executive Vice President, ATI Flat Rolled Products effective December 31, 2014; and

WHEREAS, CONSULTANT and ATI are entering into a consulting arrangement whereby ATI will compensate CONSULTANT and ATI will have the benefit of CONSULTANT’S SERVICES (as defined below); and

WHEREAS, ATI now desires to obtain such SERVICES and CONSULTANT desires to undertake the performance of such SERVICES and agrees to certain covenants to survive termination of the consulting arrangement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein and intending to be legally bound, the parties agree as follows:

SECTION 1.     SERVICES

(a)As used herein, CONSULTANT’S SERVICES means consulting services as reasonably requested by the Chief Executive Officer of ATI or his designee (the “CEO”) from time to time, to be rendered by CONSULTANT to ATI in connection with the formulation and/or execution of business strategies, and such other matters as CONSULTANT and the CEO may reasonably agree.

(b)CONSULTANT shall devote the time necessary to perform SERVICES as mutually agreed by the CEO and CONSULTANT. Nothing herein shall prohibit CONSULTANT from taking appropriate time for other business ventures, including public board memberships (subject to the terms of this Agreement), personal business, holidays, vacations, and the like.

(c)CONSULTANT shall provide SERVICES to ATI during the term of this Agreement with the title of “Special Advisor to the Chairman and CEO”. SERVICES are expected to be performed primarily at ATI’s corporate headquarters or at such other locations as the parties may from time to time reasonably agree. During the term, CONSULTANT will be provided office support, including use of an office and parking at ATI’s corporate headquarters; administrative support; and office services (including computer, phone, voicemail, and email).

(d)CONSULTANT may be requested by ATI to prepare or to participate (as author, co-author, or editor) in the preparation on written reports, memoranda, or papers pertinent to the subject matter of the consultation.

(e)CONSULTANT agrees, during the term of this Agreement, not to enter into any agreement or arrangement, consulting or otherwise, with third parties substantially similar to, or competitive with, any of the specialty materials and components businesses of ATI and its affiliates. If CONSULTANT intends to render services to another business organization, CONSULTANT will notify ATI in writing. Nothing in this agreement is intended to prevent CONSULTANT from providing services to charitable or nonprofit organizations.

SECTION 2.     COMPENSATION

(a)ATI shall pay CONSULTANT a fixed fee for SERVICES rendered to ATI in the amount of FORTY-FIVE THOUSAND Dollars ($45,000.00) per calendar month for the period commencing January 1, 2015 and ending December 31, 2015.

(b)ATI will reimburse CONSULTANT for all reasonable, authorized out-of-pocket travel and living expenses (including lodging, food, transportation, parking, mobile phone service and telephone tolls) incurred by CONSULTANT in connection with performance of SERVICES. Reimbursement for expenses will be made only upon presentation of reasonable evidence showing the date, nature and amount of the expense incurred and submitted in such a manner as ATI may require.

(c)CONSULTANT will submit an invoice or bill to ATI for SERVICES rendered during each month while this Agreement is in effect, specifying the number of hours for SERVICES rendered in the previous month and summarizing in sufficient detail such SERVICES.

SECTION 3.     TERM

(a)    This Agreement shall become effective as of January 1, 2015 and, unless earlier terminated as set forth in Section 3(b) below, shall continue until December 31, 2015.

(b)    Either party may terminate this Agreement at any time and at its or his option by giving written notice to the other party, and, upon termination, CONSULTANT shall immediately discontinue work under this Agreement. In the event of termination by (i) CONSULTANT, then ATI shall reimburse CONSULTANT for any expenses incurred by CONSULTANT before the date of termination and CONSULTANT shall not be entitled to any reimbursement for expenses incurred by CONSULTANT after the date of termination and CONSULTANT shall receive the pro-rated portion of his monthly fee for SERVICES through the date of termination or (ii) by ATI, then ATI shall reimburse CONSULTANT for any expenses incurred by CONSULTANT before the date of termination, and CONSULTANT shall receive the unpaid balance of the annualized monthly fees ($540,000.00) in one lump sum payment within 30 days of termination notification by ATI pursuant to Section 2(a).

(c)    The parties specifically agree that, notwithstanding an early termination of this Agreement, the obligations under Sections 7 through 11 will remain in full force and effect.

SECTION 4.     ABSENCE OF THIRD-PARTY RESTRICTIONS

CONSULTANT represents that he has the right to enter into this Agreement and to perform SERVICES for ATI, and that there are no restrictions whatsoever imposed on CONSULTANT by virtue of services to others, nor under any third-party agreement or otherwise which would prevent him from performing SERVICES for ATI or observing or complying with all the provisions of this Agreement.

SECTION 5.     INDEPENDENT CONTRACTOR STATUS

(a)CONSULTANT is an independent contractor and not an employee or agent of ATI. Amounts paid to CONSULTANT hereunder shall be reported on Form 1099 and CONSULTANT shall be responsible for any self-employment taxes with respect to such amounts. ATI disclaims the right to control the manner of performance by CONSULTANT. CONSULTANT shall not be considered, under this Agreement or otherwise, to be entitled to participation in ATI benefits or coverage under employee plans.

(b)CONSULTANT agrees to indemnify ATI for any personal injury or property damage sustained by CONSULTANT while performing services for or on behalf of ATI, unless the injury or damage is caused through the negligence of ATI.

CONSULTANT will provide proof of liability insurance coverage acceptable to ATI for said indemnification, including, but not limited to automobile liability insurance with minimum limits of $100,000 single limit or $100,000/$300,000 bodily injury and $100,000 property damage for use of a personal automobile while performing services for or on behalf of ATI.

(c)Any taxes, license, permits, filing of required forms, or other conditions imposed upon or required to render SERVICES shall be satisfied by CONSULTANT.

SECTION 6.     NO RIGHT TO SUBCONTRACT

(a)The provision of SERVICES under this Agreement is personal to CONSULTANT. CONSULTANT may not subcontract any portion of his SERVICES hereunder to others without the prior written consent of ATI and ATI's written approval of the terms and conditions of each such subcontract. Subcontracting any part of the SERVICES under this Agreement, if approved by ATI, shall not relieve CONSULTANT of any of his obligations with respect thereto.

(b)Upon total disability or death of CONSULTANT, this Agreement shall terminate immediately and, except as provided in Section 3(b)(ii), no further payments shall become due from ATI.

SECTION 7.     PATENT RIGHTS AND COPYRIGHTS

(a)CONSULTANT shall promptly disclose to ATI all discoveries, inventions, and improvements, patentable or unpatentable, conceived, made or developed by CONSULTANT after the date of this Agreement arising out of the performance of SERVICES under this Agreement. All such discoveries, inventions, and improvements shall be the sole and exclusive property of ATI in respect to any and all countries, their territories and possessions. CONSULTANT shall perform at the request of ATI all lawful acts and execute, acknowledge, and deliver all such instruments deemed necessary by ATI to vest in ATI the entire right, title and interest in and to such discoveries, inventions, and improvements, and to enable ATI properly to prepare, file, and prosecute applications for and obtain patents (including all kinds of intellectual property) thereon in any and all countries selected by ATI as well as reissues, renewals, and extensions thereof, and to obtain and record title to such applications and patents so that ATI shall be the sole and absolute owner thereto in any and all countries in which it may desire patent or like protection. The obligations of CONSULTANT under this Section 7 shall survive termination of this Agreement; provided, however, that if CONSULTANT performs services at the request of ATI after the termination of this Agreement, CONSULTANT will be paid a professional services fee of THREE THOUSAND Dollars ($3,000.00) per day.

(b)The parties intend that any and all works by CONSULTANT are a work for hire under the copyright laws such that ATI is the copyright owner of any and all works made by CONSULTANT in performance of SERVICES. In the event the works are not works for hire by operation of law, CONSULTANT hereby transfers ownership to ATI of all such copyrights and assigns to ATI all exclusive rights, and specifically waives all CONSULTANT'S special rights in such copyrights.

SECTION 8.        NONCOMPETE

(a)For good consideration and as an inducement for ATI to enter into this Agreement, CONSULTANT agrees not to directly or indirectly compete with the business of ATI and its successors and assigns at any time during the period from the date of this Agreement through December 31, 2015.

(b)The term “compete” as used herein shall mean that the CONSULTANT’S owning, managing, operating, consulting with or being employed in a business (whether or not incorporated) substantially similar to, or competitive with, any of the present businesses of ATI Flat Rolled Products Group or Allegheny Ludlum, LLC.

(c)The obligation of CONSULTANT under this Section 8 shall extend to any market and each geographical area in which ATI conducts its business and/or in which ATI products are sold.

SECTION 9.        NONSOLICITATION

During the period from the date of this Agreement through December 31, 2015, CONSULTANT agrees that CONSULTANT shall not, without the prior written consent of ATI, directly or indirectly:

(a)Hire, employ or engage any person who is an employee, consultant, sales representative or sales agent of ATI during the term of this Agreement;

(b)Induce or attempt to induce any person who is an employee, sales representative or independent sales agent of ATI to terminate or materially reduce his or her employment or other relationship with ATI; or

(c)Induce or attempt to induce any person who is a customer (direct or indirect) of ATI to terminate or fail to renew or not extend or to change the terms of any written or oral agreement or understanding, course of dealing or other relationship with ATI or to reduce the amount of business it conducts with ATI or any subsidiary of ATI.

SECTION 10.     CONFIDENTIALITY

(a)The term “INFORMATION” means all technical data and other information of every kind, written and unwritten, including information of a technical, engineering, operational, or economic nature, discovered or learned by CONSULTANT during his employment with Allegheny Ludlum, LLC and its predecessors and/or thereafter becoming known to CONSULTANT during the course of performing SERVICES for ATI under this Agreement.

(b)Without the express written consent of ATI to the contrary, all INFORMATION shall be:

(i)	received and maintained in confidence by CONSULTANT and shall not be disclosed, directly or indirectly, by CONSULTANT to any related or unrelated party whatsoever; and

(ii)	used by CONSULTANT only for the performance of SERVICES for ATI.

(c)The foregoing obligations of confidentiality, use and nondisclosure shall not apply to any INFORMATION which:

(i)	was known to CONSULTANT prior to CONSULTANT’S employment with Allegheny Ludlum, LLC or its predecessors as can be shown by documentary evidence; or

(ii)	is or becomes available in issued patents, published patent applications, or printed publications of general public circulation other than by acts or omissions of CONSULTANT; or

(iii)
is rightfully obtained by CONSULTANT without restriction from sources other than ATI who are rightfully in possession of such INFORMATION and who are not under any obligation of confidentiality to ATI: or

(iv)	is required by law to be disclosed by CONSULTANT

(d)CONSULTANT shall not publish findings obtained in the course of SERVICES without the prior written approval of ATI.

(e)CONSULTANT agrees that all tangible embodiments of INFORMATION, including reports, memoranda, computer software, drawings, designs, and worksheets, made or obtained by CONSULTANT in performance hereof, shall be and remain the property of ATI, may not be reproduced by CONSULTANT without written consent of ATI, and shall be returned to ATI promptly upon written request made by ATI or upon termination of this Agreement.

(f)The obligation of CONSULTANT under this Section 10(a) through (e) shall continue in effect for a period of three (3) years from the date on which the last SERVICES are performed by CONSULTANT for ATI and shall survive such termination of this Agreement

SECTION 11.     EQUITABLE REMEDIES

The parties agree that irreparable harm would occur in the event that any of the agreements, covenants and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms and that money damages would not be an adequate remedy because of, among other reasons, the difficulty of ascertaining and quantifying the amount of damages that will be suffered by a party in the event of nonperformance and the additional damages inflicted by allowing the behavior of the breaching party to continue. It is hereby agreed that a party hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement, particularly breaches of the covenants set forth in Sections 7 through 10 above, in addition to an not in lieu of any damages that may be or become payable at law. Each party hereto consents to the jurisdiction of the courts of Pennsylvania and to the exercise by those courts of equity principles as if sitting in equity at common law.

SECTION 12.     ASSIGNMENT OF RIGHTS

This Agreement shall inure to the benefit of and be binding upon ATI, its successors and assigns. This Agreement shall not be assigned by CONSULTANT without the prior written consent of ATI. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy or claim, under or by reason of this Agreement.

SECTION 13.     WAIVER OF RIGHTS

Neither party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of this Agreement or any parts thereof or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies permitted under this Agreement shall be taken and construed as cumulative.

SECTION 14.     CORRESPONDENCE

All notices, approvals, consents, requests, or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the party entitled to receive such notice at the address shown below:

lf to ATI:	Address:	Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222
	Attention:	General Counsel and Corporate Secretary

lf to CONSULTANT:		Terry L. Dunlap [ADDRESS OMITTED]

Any party may subsequently designate another address by notice given in accordance with this Section 14. If notice is given by any other method than that stated herein, it shall be deemed effective only when the written notice is actually received.

SECTION 15.     MISCELLANEOUS

(a)This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement, and all other agreements, commitments, representations, writings, and discussions between them, whether written or oral. It is expressly understood that no representations, promises, warranties, or agreements have been made by either party except as the same are set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended or terminated except in writing and signed by the proper and duly authorized representative of the party to be bound thereby.

(b)No other rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions, and INFORMATION. Specifically, nothing contained in this Agreement shall be construed to grant CONSULTANT, directly or indirectly, any license or other right under any patent or patent application or other Intellectual property owned or controlled by ATI.

(c)If any provisions of this Agreement or its application to any person or circumstance Is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor In order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

(d)The captions of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

(e)This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of law provisions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement In duplicate on the dates hereinafter shown.

ALLEGHENY TECHNOLOGIES	CONSULTANT
INCORPORATED

By: /s/ Elliot S. Davis	By: /s/ Terry L. Dunlap
Elliot S. Davis	Terry L. Dunlap
Senior Vice President

Date: 10/29/14	Date: 10/29/14